SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	March 4, 2011

SHAMIKA 2 GOLD, INC. (formerly known as Aultra Gold, Inc.).
(Exact Name of Registrant as Specified in Its Charter)

Nevada	333-126748	98-0448154
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1980, Sherbrooke Street West, Suite 1100 Montreal, Quebec H3H 1E8
(Address of Principal Executive Offices)

(514) 931-9990
(Registrant's Telephone Number, Including Area Code)

Copies to:

Peter Campitiello, Esq.
Tarter Krinsky & Drogin LLP
1350 Broadway
New York, New York 10018
Tel: 212-216-8085
Fax: 212-216-8001

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On February 25, 2011 (“Closing”), Shamika 2 Gold, Inc., f/k/a Aultra Gold, Inc., (the “Company” or the “Registrant”) entered into the First Amendment to the Agreement and Plan of Securities Exchange (the “Agreement”) with MIG International Mining Group, a company organized under the laws of the Republic of Mauritius (“MIG Mauritius”), certain shareholders of MIG Mauritius (the “MIG Mauritius Holders”) and Millennium International Group, LLC, a California limited liability company (“MIG US,” and collectively with the MIG Mauritius Holders, the “MIG Mauritius Holders”).

Pursuant to the Agreement, the Company acquired 85% of the outstanding equity of MIG Mauritius (“MIG Mauritius Shares”), from the MIG Mauritius holders solely in exchange for an aggregate for fifty-seven million (57,000,000) newly issued shares of the Company’s common stock (“Common Stock”), par value $0.0001 per share (“Shamika Exchange Shares”) and five hundred thousand (500,000) shares of the Company’s Series B Performing Preferred Stock, par value $0.001 per share (the “Performing Preferred Shares”), which entitles the holder, to receive a dividend equal to forty-five percent (45%) of the net operating profit, after taxes, of MIG’s mining project operations in Samlaut, Cambodia (the “Performing Preferred Shares”, collectively with the Shamika Exchange Shares, the “Exchange Shares”).  The Shamika Exchange Shares were issued to the MIG Mauritius Holders on a pro rata basis, on the basis of the shares held by such MIG Mauritius Holders at the time of the Exchange. Following the closing, the former holders of the Newco Shares will beneficially own approximately 45% of the outstanding shares of our Common Stock and 100% of the total outstanding shares of Performing Preferred Shares.

At the Closing, the Exchange Shares, the Performing Shares and the Exchange Shares shall be held in escrow until MIG Mauritius has received all required production licenses in Cambodia to mine approximately 240 square kilometers for gold and ruby mineralization in mining exploration rights located in Samlaut, Cambodia, (the “Mining Rights”) and has commenced commercial production for a period of at least two months (the “Release Conditions”).  Following satisfactory proof of the Release Conditions, the Exchange Shares shall be released to the MIG Mauritius holders.  If the Release Condition have not been satisfied within six (6) months from the Closing, Shamika shall have the right to terminate the Agreement.

In addition, the Registrant agreed to provide the project financing, required for the realization of the exploration and exploitation projects related to: the 254km2 property in Samlaut District, Battambang and Pailin provinces, in the Kingdom of Cambodia; the 94km2 property in Kompovpur Village, Samlaut District, in Battambang province, Kingdom of Cambodia; and other projects contributed to the Registrant, subject to board approval.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The disclosures set forth under Item 1.01 are incorporated by reference into this Item 2.01.

Item 3.02	Unregistered Sales of Equity Securities.

The securities described in Item 1.01 above were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder. The agreements executed in connection with this sale contain representations to support the Registrant’s reasonable belief that the Investor had access to information concerning the Registrant’s operations and financial condition, the Investor acquired the securities for their own account and not with a view to the distribution thereof in the absence of an effective registration statement or an applicable exemption from registration, and that the Investor is sophisticated within the meaning of Section 4(2) of the Securities Act and are “accredited investors” (as defined by Rule 501 under the Securities Act). In addition, the issuances did not involve any public offering; the Registrant made no solicitation in connection with the sale other than communications with the Investor; the Registrant obtained representations from the Investor regarding their investment intent, experience and sophistication; and the Investor either received or had access to adequate information about the Registrant in order to make an informed investment decision.

At the time of their issuance, the securities will be deemed to be restricted securities for purposes of the Securities Act, and the certificates representing the securities shall bear legends to that effect.  The securities may not be resold or offered in the United States without registration or an exemption from registration.

Item 9.01	Financial Statements and Exhibits.

  (d) Exhibits: The disclosures set forth under Item 9.01 (a) and (b) are incorporated by reference into this Item 9.01 (d).

Exhibit #	Description
10.1	First Amendment to the Agreement and Plan of Share Exchange by and among Shamika 2 Gold, Inc., MIG International Mining Group, Mauritius and Millennium International Group, LLC

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

SHAMIKA 2 GOLD, INC.

Date: March 4, 2011	By:	/s/ Robert Vivian
Robert Vivian
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
10.1	First Amendment to the Agreement and Plan of Share Exchange by and among Shamika 2 Gold, Inc., MIG International Mining Group, Mauritius and Millennium International Group, LLC